Registration No. 33-62220

Registration No. 333-72479

Registration No. 333-103046

Registration No. 333-122509

Registration No. 333-126329

Registration No. 333-180361

Registration No. 333-211922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 33-62220

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-72479

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-103046

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-122509

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-126329

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-180361

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-211922

UNDER

THE SECURITIES ACT OF 1933

Landauer, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1218089
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Science Road

Glenwood, Illinois 60425

(Address of Principal Executive Offices and Zip Code)

Key Employee Stock Bonus and Option Plan

Landauer, Inc. Amended and Restated 1996 Equity Plan

Landauer, Inc. 1997 Non-Employee Directors Stock Option Plan

Landauer, Inc. Amended and Restated 1997 Non-Employee Directors Stock Option Plan

Landauer, Inc. 2005 Long-Term Incentive Plan

Landauer, Inc. 401(k) Retirement Savings Plan

Landauer, Inc. Incentive Compensation Plan

Landauer, Inc. 2016 Incentive Compensation Plan

(Full title of the plans)

Daniel J. Fujii

Vice President, Chief Financial Officer and Secretary

Landauer, Inc.

2 Science Road

Glenwood, Illinois 60425

(708) 755-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Landauer, Inc., a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister all shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) originally registered by the Company pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

•	Registration Statement on Form S-8 (No. 33-62220), filed with the SEC on May 5, 1993, pertaining to the registration of shares of Common Stock issuable pursuant to the Key Employee Stock Bonus and Option Plan;

•	Registration Statement on Form S-8 (No. 333-72479), filed with the SEC on February 17, 1999, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. Amended and Restated 1996 Equity Plan and Landauer, Inc. 1997 Non-Employee Directors Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-103046), filed with the SEC on February 7, 2003, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. Amended and Restated 1996 Equity Plan and Landauer, Inc. Amended and Restated 1997 Non-Employee Directors Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-122509), filed with the SEC on February 3, 2005, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. 2005 Long-Term Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-126329), filed with the SEC on July 1, 2005, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. 401(k) Retirement Savings Plan;

•	Registration Statement on Form S-8 (No. 333-180361), filed with the SEC on March 26, 2012, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. Incentive Compensation Plan; and

•	Registration Statement on Form S-8 (No. 333-211922), filed with the SEC on June 8, 2016, pertaining to the registration of shares of Common Stock issuable pursuant to the Landauer, Inc. 2016 Incentive Compensation Plan.

On October 19, 2017, the Company completed its previously disclosed merger with Fortive Corporation, a Delaware corporation (“Parent”), that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 6, 2017, by and among the Company, Parent and Fern Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Sub”). Pursuant to the Merger Agreement, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, each outstanding share of Common Stock was automatically converted into the right to receive the merger consideration described in the Merger Agreement. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenwood, State of Illinois, on October 19, 2017.

Landauer, Inc.

By:	/s/ Daniel J. Fujii
Daniel J. Fujii
Vice President, Chief Financial Officer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.